Exhibit 99.1

PRESS RELEASE

Travelport Announces Director Change

Langley, UK – November 25, 2014: Travelport Worldwide Limited (“Travelport”) announced today that the Board of Directors has accepted the resignation of Mr. Scott McCarty, a member of its Board, effective November 25, 2014. Mr. McCarty is a partner with Q Investments and has served as a director since May 2013, when Q Investments further increased its equity ownership in Travelport.

Douglas Steenland, Chairman of the Board of Directors, said: “On behalf of our Board of Directors, I would like to thank Scott for his valued service as a member of our Board and contributions to Travelport leading up to the IPO. Since Q Investments’ initial investment in Travelport in 2008, Scott’s expertise has contributed to a number of significant strategic initiatives at the company, including its recent, successful initial public offering. We wish Scott well in his future endeavors.”

Scott McCarty commented: “It has been a pleasure to work alongside my fellow Board members and the talented leadership team at Travelport. During my tenure, I have been fortunate to experience the tremendous transformation that, under CEO Gordon Wilson’s direction, has put Travelport in a fundamentally improved position with a significantly strengthened financial profile and strong growth momentum. The recent Board appointments of Elizabeth Buse, Michael Durham and Douglas Hacker provide Travelport with further talented domain expertise across payments, airlines and travel distribution. I have the highest confidence that the Travelport brand and management team will serve well the interests of Travelport’s shareholders. As a result, I will now be able to focus more of my time on my responsibilities at Q.”

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About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. With a presence in over 170 countries, approximately 3,400 employees and 2013 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company recently completed its initial public offering on the New York Stock Exchange and trades under the symbol “TVPT”.

Contacts:

Investors:

Majid Nazir

Head of Investor Relations

+44 (0) 1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com